EXHIBIT 4

                        EMPLOYMENT TERMINATION AGREEMENT

     This EMPLOYMENT TERMINATION AGREEMENT (this "Agreement"), dated as of ________________ __, 2003, is by and between Analex Corporation (the "Company") and Jon M. Stout ("Stout").

                                    RECITALS:

     WHEREAS, the Company entered into an Employment Agreement with Stout dated as of January 16, 2001 ("Employment Agreement"); and

     WHEREAS, the Company and Stout desire to terminate the Employment Agreement pursuant to the terms hereof.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Stout, intending to be legally bound, hereby agree as follows:

     1. Termination of Employment Agreement. The parties hereby agree that the Employment Agreement is hereby terminated as of the date hereof without any additional action on the part of either party.

     2. Termination Payment. The Company hereby acknowledges that in consideration of the termination of the Employment Agreement, and the waiver of any and all of its obligations thereunder, the Company has delivered to Stout a lump sum cash payment of $280,000 (subject to applicable withholding amounts), in immediately available funds, on the date hereof. Stout hereby represents and warrants that no additional amounts are due and owing to him in connection with the Employment Agreement or in connection with his employment with the Company.

     3. Resignation. Stout hereby resigns as Chairman of the Board of Directors of the Company and as an officer of the Company, and acknowledges that he is no longer be an employee, officer or director of the Company.

     4. Prior Agreements. This Agreement constitutes the entire agreement between the Company and Stout with respect to the subject matter hereof and supersedes any prior understandings or agreements concerning the subject matter hereof.

     5. Amendment. This Agreement may be amended or modified only by a written instrument executed by each party hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced. The failure of either party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later time to enforce the same.


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     6. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions of this Agreement, and this Agreement shall be construed and reformed to the fullest extent possible.

     7. Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts when taken together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered (which deliveries may be by facsimile transmission) by all of the parties hereto.

     8. Governing Law and Forum. This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the Commonwealth of Virginia without regard to its conflict of laws provisions. Exclusive jurisdiction and venue for any litigation arising under this Agreement is in the Eastern District of Virginia for Federal matters and Fairfax County court for State matters and both parties hereby consent to such jurisdiction and venue for this purpose.

     9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each party hereto and their respective successors and assigns.

     10. Expenses. Each party hereto shall be responsible for his, her or its own costs and expenses (including without limitation attorneys' fees) in connection with this Agreement and the negotiation, execution, delivery and enforcement hereof.

     11. Mutual Drafting. This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any of the parties hereto.

     12. Headings. Paragraph and subparagraph headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of the Agreement for any other purpose.

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     IN WITNESS WHEREOF, the parties hereto, by their duly authorized representatives, have executed this Agreement the Execution Date.


COMPANY:

Analex Corporation


By: __________________________________
Sterling E. Phillips, Jr.
President and Chief Executive Officer



STOUT:


_____________________________________
Jon M. Stout, individually